                                                /------------------------------/
                                                /        OMB APPROVAL          /
                                                /------------------------------/
                                                / OMB Number:        3235-0287 /
                                                / Expires:   December 31, 2001 /
                                                / Estimated average burden     /
                                                / hours per response...... 0.5 /
                                                /------------------------------/
+--------+
| FORM 4 |                  UNITED STATES SECURITIES AND EXCHANGE COMMISSION
+--------+                               WASHINGTON, D.C. 20549
[X] Check this box if
    no longer subject         STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    to Section 16.
    Form 4 or Form 5       Filed pursuant to Section 16(a) of the Securities
    obligations may           Exchange Act of 1934, Section 17(a) of the
    continue. See            Public Utility Holding Company Act of 1935 or
    Instruction 1(b).      Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)
--------------------------------------------------------------------------------
1.  Name and Address of Reporting Person*
    Brakeman III                     Roy                            Edgar
--------------------------------------------------------------------------------
        (Last)                      (First)                        (Middle)

111 Huntington Avenue
--------------------------------------------------------------------------------
                                   (Street)

Boston                                MA                             02199
--------------------------------------------------------------------------------
        (City)                     (State)                           (Zip)

2.  Issuer Name and Ticker or Trading Symbol: Vestcom International Inc (VESC)
                                             -----------------------------------
3.  I.R.S. or Social Security Number of Reporting Person (voluntary)

    --------------
4.  Statement for Month/Year   5/02
                             ---------------------------------------------------
5.  If Amendment, Date of Original (Month/Year)
                                               ---------------------------------
6.  Relationship of Reporting Person to Issuer (Check all applicable)
    ___ Director   ___ Officer             _X_ 10% Owner   ___ Other
                       (give title below)                      (specify below)

    ----------------------------------------------------------------------------
7.  Individual or Joint/Group Filing (Check Applicable Line)
    ____ Form Filed by One Reporting Person
    _X__ Form Filed by More than One Reporting Person

Table I--Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

------------------------------------------------------------------------------------------------------------------------------------
1. Title            2. Trans-    3. Trans-       4. Securities Acquired (A)        5. Amount of         6. Owner-     7. Nature
   of                  action       action          or Disposed of (D)                Securities           ship          of In-
   Security            Date         Code            (Instr. 3, 4 and 5)               Beneficially         Form:         direct
   (Instr. 3)          (Month/      (Instr. 8)                                        Owned at             Direct        Bene-
                       Day/      -----------------------------------------------      End of               (D) or        ficial
                       Year)                                                          Month                Indirect      Owner-
                                  Code     V       Amount     (A) or    Price         (Instr. 3 and 4)     (I)           ship
                                                              (D)                                          (Instr. 4)    (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, no     5/10/02      S                257,400      D      $3.48          893,300               I             (1)
par value                                                              per share
------------------------------------------------------------------------------------------------------------------------------------

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.
                                                                     Page 1 of 3
                                                                 SEC 1474 (3-99)

Table II--Derivative Securities Acquired, Disposed of, or Beneficially Owned
        (e.g., puts, calls, warrants, options, convertible securities)

-----------------------------------------------------------------------------------------------------------------------------
 1. Title of Derivative            2. Conver-          3. Trans-           4. Transac-            5. Number of Deriv-
    Security (Instr. 3)               sion or             action              tion Code              ative Securities
                                      Exercise            Date                (Instr. 8)             Acquired (A) or
                                      Price of            (Month/                                    Disposed of (D)
                                      Deriv-              Day/                                       (Instr. 3, 4, and 5)
                                      ative               Year)
                                      Security
                                                                           ---------------------------------------------------
                                                                           Code      V                 (A)         (D)
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------
                              6. Date Exer-     7. Title and Amount of       8. Price    9. Number       10. Owner-
                                 cisable and       Underlying Securities        of          of Deriv-        ship
                                 Expiration        (Instr. 3 and 4)             Deriv-      ative            Form
                                 Date                                           ative       Secur-           of De-
                                 (Month/Day/                                    Secur-      ities            rivative
                                 Year)                                          ity         Bene-            Security:
                                                                                (Instr.     ficially         Direct (D)
                               --------------------------------------------     5)          Owned            or
                               Date     Expira-              Amount or                      at End           Indirect (I)
                               Exer-    tion         Title   Number of                      of Month         (Instr. 4)
                               cisable  Date                 Shares                         (Instr. 4)
-------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------

          /s/ Roy Edgar Brakeman, III          June 14, 2002
          -------------------------------  -----------------
          **Signature of Reporting Person               Date


       ** Intentional misstatements or omissions of facts constitute Federal
          Criminal Violations.
          See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).
   Note: File three copies of this Form, one of which must be manually signed.
         If space provided is insufficient, see Instruction 6 for procedure.

Potential Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number.
                                                                     Page 2 of 3
                                                                 SEC 1474 (3-99)

                              Attachment to Form 4
                              --------------------

Pursuant to Instruction 5(b)(v) of the General Instructions to Form 4, this Form 4 is also being filed on behalf of the Reporting Persons set forth below. All of the information set forth in the attached Form 4 for Brookside Capital Management, LLC is the same for the Reporting Persons set forth below unless otherwise noted.

                           NON-DERIVATIVE SECURITIES


                                      Amount of
                                     Securities       Ownership
                      Securities    Beneficially        Form:         Nature of
                      Disposed of     Owned at        Direct (D)       Indirect
Name and Address of      (D)           End of        or Indirect      Beneficial
Reporting Person        Amount          Month            (I)          Ownership
--------------------------------------------------------------------------------
Brookside Capital      257,400         893,300            I              (1)
Management, LLC
--------------------------------------------------------------------------------
Brookside Capital      257,400         893,300            I              (1)
Investors, L.P.
--------------------------------------------------------------------------------
Brookside Capital      257,400         893,300            D
Partners Fund, L.P.
--------------------------------------------------------------------------------

(1) Roy Edgar Brakeman, III, as the sole managing member of Brookside Capital Management, LLC ("BCM"), BCM, as the sole general partner of Brookside Capital Investors, L.P. ("BCI"), and BCI, as the sole general partner of Brookside Capital Partners Fund, L.P. ("BCF"), may be deemed to share voting and dispositive power with respect to the shares held by BCF. Mr. Brakeman, BCM and BCI disclaim beneficial ownership of such securities except to the extent of their pecuniary interest therein.

                                 Signature of Reporting Persons:

                                 BROOKSIDE CAPITAL MANAGEMENT, LLC, for
                                 itself, on behalf of itself in its capacity as general partner of Brookside Capital Investors, L.P., and on behalf of Brookside Capital Investors, L.P. in its capacity as general partner of Brookside Capital Partners Fund, L.P.

                                 By: /s/ Roy Edgar Brakeman, III
                                     -----------------------------------
                                 Name: Roy Edgar Brakeman, III
                                 Title: Managing Director

                                 By: /s/ Roy Edgar Brakeman, III
                                     -----------------------------------
                                     Roy Edgar Brakeman, III

                                 (Page 3 of 3)